Exhibit 5.2

February 17, 2016

Aramark

Aramark Services, Inc.

Aramark Tower

1101 Market Street

Philadelphia, PA 19107

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Aramark, a Delaware corporation (the “Company”). The Company and Aramark Services, Inc., a Delaware corporation (the “Issuer”), have filed a Registration Statement on Form S-4 (the “Registration Statement”) together with the subsidiary guarantors listed therein (such subsidiary guarantors, together with the Company, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $400,000,000 aggregate principal amount of 5.125% Senior Notes due 2024 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture, dated as of December 17, 2015 (as amended through the date hereof, the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Notes will be offered by the Issuer in exchange for $400,000,000 aggregate principal amount of its outstanding 5.125% Senior Notes due 2024.

I have examined the Registration Statement and the Indenture (including the form of 5.125% Senior Notes due 2024), which has been filed with the Commission as an exhibit to the Registration Statement.

In rendering the opinions contained herein, I have relied upon my examination or the examination by members of our legal staff or outside counsel (in the ordinary course of business) of the original or copies certified or otherwise identified to our satisfaction of the charter, bylaws or other governing documents of the subsidiaries named in Schedule I hereto (the “Schedule I Subsidiaries”), resolutions and written consents of their respective boards of directors, general partners, managers and managing members, as the case may be, statements and certificates from officers of the Schedule I Subsidiaries and such other documents and records relating to the Schedule I Subsidiaries as we have deemed appropriate. I, or a member of my staff, have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments of all the registrants and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of the Company, the Issuer, and the Schedule I Subsidiaries.

In rendering the opinion set forth below, I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Guarantees have been duly authorized, executed and delivered by each of the Schedule I Subsidiaries.

This opinion letter is given as of the date hereof and I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Stephen R. Reynolds

Stephen R. Reynolds

Schedule I

Guarantors Incorporated or Formed in Jurisdictions other than the State of Delaware

Subsidiary	State of Incorporation or Formation
American Snack & Beverage, LLC	Florida
Aramark American Food Services, LLC	Ohio
Aramark Business Dining Services of Texas, LLC	Texas
Aramark Capital Asset Services, LLC	Wisconsin
Aramark Consumer Discount Company	Pennsylvania
Aramark Distribution Services, Inc.	Illinois
Aramark Educational Services of Texas, LLC	Texas
Aramark Educational Services of Vermont, Inc.	Vermont
Aramark FHC Kansas, Inc.	Kansas
Aramark Food Service of Texas, LLC	Texas
Aramark Services of Kansas, Inc.	Kansas
Aramark Sports and Entertainment Services of Texas, LLC	Texas
Aramark Technical Services North Carolina, Inc.	North Carolina
Brand Coffee Service, Inc.	Texas
Harrison Conference Services of North Carolina, LLC	North Carolina
Harry M. Stevens Inc. of New Jersey.	New Jersey
Harry M. Stevens Inc. of Penn	Pennsylvania
L&N Uniform Supply, LLC	California
Lake Tahoe Cruises, LLC	California
MyAssistant, Inc.	Pennsylvania
Old Time Coffee Co.	California
Overall Laundry Services, Inc.	Washington
Paradise Hornblower, LLC	California
Restaura, Inc.	Michigan
Travel Systems, LLC	Nevada